CONTRACT OF SALE

between

G&I III RESOURCE SQUARE LLC

Seller

and

TRIPLE NET PROPERTIES, LLC

Purchaser

Premises:	Building 4
10735 David Taylor Drive
Charlotte, North Carolina
Dated:	January 9, 2007

1. Definitions.

2. Subject of Sale.

3. Purchase Price.

4. Deposit Provisions.

5. “As-Is”

6. Representations.

6.1 6.2 6.3 6.4 6.5	Seller’s Representations Knowledge Update and Survival Liability for Misrepresentations. Purchaser’s Representations

7. Ongoing Operations.

7.1 7.2 7.3 7.4 7.5 7.6	Leasing Practice. Personal Property and Equipment Employees Development Rights Tax Protest Proceedings Operation and Maintenance

8. Title.

8.1 8.2 8.3	Title Commitment Status of Title Non-Permitted Title Objections.

9. Closing.

9.1 9.2 9.3 9.4	Closing Date and Location Closing Expenses. Closing Deliveries. Apportionments and Reimbursements

10. Default.

10.1	Purchaser’s Default

10.2	Seller’s Default

11. Risk of Loss.

11.1	Condemnation.

11.2	Destruction or Damage

12. Purchaser’s Review Period.

13. Miscellaneous.

13.1 13.2 13.3 13.4 13.5 13.6 13.7 13.8 13.9 13.10 13.11 13.12 13.13 13.14 13.15 13.16 13.17 13.18 13.19 13.20 13.21 13.22	Broker
Assignment of this Contract
Attorneys’ Fees
Notices
Further Assurances
Confidentiality.
Survival and Merger
Recording
Successors and Assigns
Entire Agreement
Waiver and Modifications
Captions and Titles
Construction
Non-Business Days
Governing Law and Jurisdiction
Counterparts
No Third Party Benefits
Submission not an Offer
Severability
Insurance
Proposed Tax Free Exchange
SNDAs

Schedule A Schedule B Schedule C Schedule D Schedule E Schedule F Schedule G Schedule H	Description of Property
“Subject To” Provisions
List of Space Leases
Service Contracts
Pending Litigation
Operating Statements
Property Information
Leasing Commission Agreements and Construction Contracts

Exhibit 1 Exhibit 2 Exhibit 3 Exhibit 4 Exhibit 5 Exhibit 6 Exhibit 7 Exhibit 8 Exhibit 9 Exhibit 10 Exhibit 11 Exhibit 12	Form of Special Warranty Deed to the Premises
Form of Assignment of the Space Leases
Form of Assignment of the Service Contracts
Form of Assignment of Licenses, Permits, Guarantees and Warranties
Form of Notice to the Space Tenants
Form of Notice of Assignment of the Service Contracts
Form of Tenant Estoppel Certificate
Form of Bill of Sale
Access Agreement
Form of Title Certificate
Form of Seller’s Estoppel
Form of Assumption Agreement

Exhibit 13 Form of Assignment of Leasing Commission Agreements and Construction Contracts

Exhibit 14 Exhibit 15	Chicago Title Insurance Company Wire Transfer Instructions Form of Audit Letter

CONTRACT (this “Contract”) made this 9 day of January, 2007 by and between G&I III RESOURCE SQUARE LLC, a Delaware limited liability company, having an address at c/o DRA Advisors LLC, 220 East 42nd Street, New York, New York 10017 (“Seller”) and TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company, having an address at 1551 N. Tustin Avenue, Suite 200, Santa Ana, CA 92705 (“Purchaser”).

W I T N E S S E T H :

WHEREAS, upon the terms and conditions hereinafter set forth, Seller agrees to sell and convey fee title to that certain parcel of land described on Schedule A annexed hereto with the improvements erected thereon (which parcel of land and the improvements erected thereon are herein referred to collectively as the “Property”) to Purchaser and Purchaser agrees to purchase the Property.

NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:

1.	Definitions.

The terms defined in this Article shall for all purposes of this Contract have the meanings herein specified unless the context requires otherwise.

1.1 “Additional Deposit” shall have the meaning ascribed to it in Section 3.2.

1.2 “Additional Rents” shall have the meaning ascribed to it in Section 9.4(a).

1.3 “Broker” shall have the meaning ascribed to it in Section 13.1.

1.4 “Business Day” shall mean any day other than a Saturday, Sunday or day on which the banks in New York are authorized or permitted to be closed.

1.5 “Casualty” shall have the meaning ascribed to it in Section 11.2.

1.6 “Casualty Termination Event” shall have the meaning ascribed to it in Section 11.2.

1.7 “Closing” shall have the meaning ascribed to it in Section 9.1.

1.8 “Closing Date” shall have the meaning ascribed to it in Section 9.1.

1.9 “Contract” shall have the meaning ascribed to it in the introductory paragraph.

1.10 “Deposit” shall have the meaning ascribed to it in Section 3.2.

1.11 “Escrowee” shall have the meaning ascribed to it in Section 3.1.

1.12 “Estoppel Certificate(s)” shall have the meaning ascribed to it in Section 9.3(a)(xiii).

1.13 “Estoppel Default” shall have the meaning ascribed to it in Section 9.3(a)(xiii).

1.14 “Estoppel Tenants” shall have the meaning ascribed to it in Section 9.3(a)(xiii).

1.15 “Evaluation Material” shall have the meaning ascribed to it in Section 13.6(a).

1.16 “Exchange” shall have the meaning ascribed to it in Section 13.20.

1.17 “Existing Space Leases” shall have the meaning ascribed to it in Section 6.1(d).

1.18 “Existing Space Tenants” shall have the meaning ascribed to it in Section 6.1(f).

1.19 “Initial Deposit” shall have the meaning ascribed to it in Section 3.1.

1.20 “Major Tenants” shall have the meaning ascribed to it in Section 9.3(a)(xiii).

1.21 “Maximum Representation Expense” shall have the meaning ascribed to it in Section 6.4(b).

1.22 “Maximum Title Expense” shall have the meaning ascribed to it in Section 8.3(b).

1.23 “New Lease(s)” shall have the meaning ascribed to it in Section 7.1(a).

1.24 “Non-Permitted Title Objections” shall have the meaning ascribed to it in Section 8.3(a).

1.25 “Outside Termination Date” shall have the meaning ascribed to it in Section 12.1.

1.26 “Permitted Exceptions” shall have the meaning ascribed to it in Section 8.2.

1.27 “Preliminary Proration Statement” shall have the meaning ascribed to it in Section 9.4(a)(i).

1.28 “Premises” shall have the meaning ascribed it in Section 2.2.

1.29 “Property” shall have the meaning ascribed to it in the “WHEREAS” paragraph in this Contract.

1.30 “Purchase Price” shall have the meaning ascribed to it in Section 3.

1.31 “Purchaser” shall have the meaning ascribed to it in the introductory paragraph.

1.32 “Purchaser’s Review Period” shall have the meaning ascribed to it in Section 12.1.

1.33 “Purchaser’s 2006 Actual Operating Expenses” shall have the meaning ascribed to it in Section 9.4(b).

1.34 Section 13.6(b). 1.35	“Related Parties” shall have the meaning ascribed to it in “Released Parties” shall have the meaning ascribed to it in Section 5.2.

1.36 “Seller” shall have the meaning ascribed to it in the introductory paragraph.

1.37 “Seller’s Estoppel” shall have the meaning ascribed to it in Section 9.3(a)(xiii).

1.38 “Seller’s 2006 Actual Operating Expenses” shall have the meaning ascribed to it in Section 9.4(b).

1.39 “Service Contracts” shall have the meaning ascribed to it in Section 6.1(i).

1.40 1.41 1.42	“SNDAs” shall have the meaning ascribed to it in Section 13.21.
“Space Leases” shall have the meaning ascribed to it in Section 7.1(a).
“Space Tenants” shall have the meaning ascribed to it in Section 7.1(a).

1.43 “Substantial Portion” shall have the meaning ascribed to it in Section 11.1(b).

1.44 “Supplemental Proration Statement” shall have the meaning ascribed to it in Section 9.4(b).

1.45 “Survey” shall have the meaning ascribed to it in Section 8.1.

1.46 “Taking” shall have the meaning ascribed to it in Section 11.1(a).

1.47 “Title Commitment” shall have the meaning ascribed to it in Section 8.1.

1.48 “Title Company” shall have the meaning ascribed to it in Section 8.1.

1.49 “Title Objection Date” shall have the meaning ascribed to it in Section 8.1.

1.50 “Transfer Tax” shall have the meaning ascribed to it in Section 9.2(a).

1.51 “Violations” shall have the meaning ascribed to it in Section 5.1.

2.	Subject of Sale.

2.1 Seller agrees to sell and convey to Purchaser the Premises and Purchaser agrees to purchase from Seller the Premises subject to the terms and conditions contained in this Contract.

2.2 This sale includes all right, title and interest, if any, of Seller in and to: (a) the Property; (b) any land lying in the bed of any street, road or avenue opened or proposed, adjacent to the Property, to the center line thereof, and all right, title and interest of Seller in and to any award made or to be made in lieu thereof and in and to any unpaid award for damage to the Property by reason of change of grade of any street; and Seller will execute and deliver to the Purchaser at the Closing, or thereafter, on demand, all proper instruments for the conveyance to such title and the assignment and collection of any such award; (c) fixtures, equipment and other personal property located at, used in connection with, or attached to or beneath the Property (including without limitation underground or above ground storage tanks, if any) and not owned by the Space Tenants or a governmental entity, if any, but no part of the Purchase Price shall be deemed to be paid for such fixtures, equipment or personal property; (d) rights of way, appurtenances, easements, sidewalks, alleys, gores or strips of land adjoining or appurtenant to the Property and used in connection therewith; and (e) the interest of landlord in the Space Leases ((a) through (e) herein referred to collectively as the “Premises”).

3.	Purchase Price.

The purchase price (the “Purchase Price”) for the Premises is the sum of TWENTY THREE MILLION TWO HUNDRED THOUSAND AND 00/100 DOLLARS ($23,200,00.00), payable by Purchaser to Seller as follows:

3.1 Within two (2) Business Days after the full execution of this Contract, the sum of FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($500,000.00) (together with interest earned thereon, the “Initial Deposit”) to be paid by electronic wire transfer of immediately available federal funds to an account designated by Chicago Title Insurance Company, Attention: Mario Varano (“Escrowee”) pursuant to the wire transfer instructions attached hereto as Exhibit 14.

3.2 Prior to the expiration of Purchaser’s Review Period, the sum of TWO HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($250,000.00) (the “Additional Deposit”) to be paid by electronic wire transfer of immediately available federal funds to the account previously designated by Escrowee or by certified check of Purchaser or bank teller’s check to the order of Escrowee. The Initial Deposit and the Additional Deposit, to the extent then paid, together with interest earned thereon is hereinafter called the “Deposit.” In the event any check in payment of the Deposit is cancelled or returned uncollected, Seller, at its sole option, may cancel this Contract and/or pursue any legal remedies Seller may have against Purchaser on such check at the sole expense of Purchaser, such remedies being cumulative and not exclusive.

3.3 On the Closing Date, the sum of TWENTY TWO MILLION FOUR HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($22,450,000.00), subject to adjustment and proration pursuant to Section 9.4 below, to be paid by electronic wire transfer of immediately available federal funds pursuant to wiring instructions to be given by Escrowee or as Escrowee may direct to Purchaser prior to the Closing and Purchaser shall cause Escrowee to distribute such funds to Seller in accordance with this Contract.

4.	Deposit Provisions.

4.1 Upon the Closing, Escrowee is authorized and directed to pay the Deposit to Seller (or as Seller may direct).

4.2 In the event Purchaser should default under this Contract, or in the event that Purchaser terminates this Contract pursuant to Article 12 herein, Escrowee shall pay the Deposit to Seller, who shall retain the Deposit in accordance with Section 10.1 below.

4.3 In the event this Contract is terminated by reason other than Purchaser’s default, or Purchaser’s termination pursuant to Article 12 herein, Escrowee shall pay the Deposit to Purchaser.

4.4 Escrowee shall invest and reinvest the proceeds of the Deposit, and any interest earned thereon, in United States Government Treasury Bills or Certificate(s) of Deposit or bank money market account(s) as Seller shall direct. The party entitled to receive the interest earned on the Deposit shall pay all income taxes owed in connection therewith. The employer identification numbers of Seller and Purchaser are respectively set forth on the signature page hereof.

4.5 Escrowee, by signing this Contract at the end hereof where indicated, signifies its agreement to hold the Deposit for the purposes as provided in this Contract. In the event of any dispute, Escrowee shall have the right to deposit the Deposit in court to await the resolution of such dispute. Escrowee shall not incur any liability by reason of any action or non-action taken by it in good faith or pursuant to the judgment or order of a court of competent jurisdiction. Escrowee shall have the right to rely upon the genuineness of all certificates, notices and instruments delivered to it pursuant hereto, and all the signatures thereto or to any other writing received by Escrowee purporting to be signed by any party hereto, and upon the truth of the contents thereof.

4.6 Except as otherwise provided for in Section 4.1, Escrowee shall not pay or deliver the Deposit to any party unless written demand is made therefor and a copy of such written demand is delivered to the other party. If Escrowee does not receive a written objection from the other party to the proposed payment or delivery within five (5) Business Days after such demand is served by personal delivery on such party, Escrowee is hereby authorized and directed to make such payment or delivery. If Escrowee does receive such written objection within such five (5) Business Day period or if for any other reason Escrowee in good faith shall elect not to make such payment or delivery, Escrowee shall forward a copy of the objections, if any, to the other party or parties, and continue to hold the Deposit unless otherwise directed by written instructions from the parties to this Contract or by a judgment of a court of competent jurisdiction. In any event, Escrowee shall have the right to refrain from taking any further action with respect to the subject matter of the escrow until it is reasonably satisfied that such dispute is resolved or action by Escrowee is required by an order or judgment of a court of competent jurisdiction.

4.7 Escrowee is acting solely as a stakeholder and depository, and is not responsible or liable in any manner whatsoever for the identity or authority of any person depositing the Deposit with Escrowee. Purchaser and Seller agree to jointly and severally indemnify Escrowee from and against any loss, cost, damage, expense and attorneys’ fees arising out of this Article 4, other than any loss, cost, damage, expense or attorneys’ fees resulting from Escrowee’s own negligence or misconduct. Escrowee shall be entitled to consult with counsel in connection with its duties hereunder. Seller and Purchaser, jointly and severally, agree to reimburse Escrowee, upon demand, for the reasonable costs and expenses including attorneys’ fees incurred by Escrowee in connection with its acting in its capacity as Escrowee. In the event of litigation relating to the subject matter of the escrow, whichever of Seller or Purchaser is not the prevailing party shall reimburse the prevailing party for any costs and fees paid by the prevailing party or paid from the escrowed funds to Escrowee.

5.	“As-Is”. “Where-Is”.

5.1 Purchaser acknowledges and agrees that (a) Purchaser has, or will have prior to the expiration of Purchaser’s Review Period, independently examined, inspected, and investigated to the full satisfaction of Purchaser, the physical nature and condition of the Premises, including, without limitation, its environmental condition, and the income, operating expenses and carrying charges affecting the Premises, (b) except as expressly set forth in this Contract, neither Seller nor any agent, officer, employee, or representative of Seller has made any representation whatsoever regarding the subject matter of this Contract or any part thereof, including (without limiting the generality of the foregoing) representations as to the physical nature or environmental condition of the Premises, the existence or non-existence of petroleum, asbestos, lead paint, fungi, including mold, or other microbial contamination, hazardous substances or wastes, underground or above ground storage tanks or any other environmental hazards on, under or about the Property, the Property Information, the Space Leases, operating expenses or carrying charges affecting the Premises, the compliance of the Premises or its operation with any laws, rules, ordinances or regulations of any applicable governmental or quasi-governmental authority or the habitability, merchantability, marketability, profitability or fitness of the Premises for any purpose and (c) except as expressly set forth in this Contract, Purchaser, in executing, delivering and performing this Contract, does not rely upon any statement, offering material, operating statement, historical budget, engineering structural report, any environmental reports, information (including the Property Information), or representation to whomsoever made or given, whether to Purchaser or others, and whether directly or indirectly, orally or in writing, made by any person, firm or corporation except as expressly set forth herein, and Purchaser acknowledges that any such statement, information (including the Property Information), offering material, operating statement, historical budget, report or representation, if any, does not represent or guarantee future performance of the Premises. Without limiting the foregoing, but in addition thereto, except as otherwise expressly set forth in Section 6.1 of this Contract, Seller shall deliver, and Purchaser shall take, the Premises in its “as is” “where is” condition and with all faults on the Closing Date, including without limitation, any notes or notices or violations of law or municipal ordinances, orders or requirements imposed or issued by any governmental or quasi-governmental authority having or asserting jurisdiction, against or affecting the Premises and any conditions which may result in violations (collectively, “Violations”). The provisions of this Section shall survive the Closing or the earlier termination of this Contract.

5.2 Except as set forth in this Contract, Purchaser hereby waives, releases and forever discharges Seller, its affiliates, subsidiaries, officers, directors, shareholders, employees, independent contractors, partners, representatives, agents, successors and assigns (collectively, the “Released Parties”), and each of them, from any and all causes of action, claims, assessments, losses, damages (compensatory, punitive or other), liabilities, obligations, reimbursements, costs and expenses of any kind or nature, actual, contingent, present, future, known or unknown, suspected or unsuspected, including, without limitation, interest, penalties, fines, and attorneys’ and experts’ fees and expenses, whether caused by, arising from, or premised, in whole or in part, upon Seller’s acts or omissions, and notwithstanding that such acts or omissions are negligent or intentional, or premised in whole or in part on any theory of strict or absolute liability, which Purchaser, its successors or assigns or any subsequent purchaser of the Premises may have or incur in any manner or way connected with, arising from, or related to the Premises, including without limitation (i) the environmental condition of the Premises, or (ii) actual or alleged violations of environmental laws or regulations in connection with the Premises and/or any property conditions. Purchaser agrees, represents and warrants that the matters released herein are not limited to matters which are known, disclosed, suspected or foreseeable, and Purchaser hereby waives any and all rights and benefits which it now has, or in the future may have, conferred upon Purchaser by virtue of the provisions of any law which would limit or detract from the foregoing general release of known and unknown claims. The provisions of this Section 5.2 shall survive the Closing or termination of this Contract.

6.	Representations.

6.1 Seller’s Representations. Seller represents that as of the date hereof:

(a) Seller is, and at the Closing shall be, a limited liability company formed under the laws of the State of Delaware. Seller has the right, power and authority to make and perform its obligations under this Contract without the need for governmental approval, consent or filing.

(b) The execution, delivery and performance of this Contract in accordance with its terms, do not violate the limited liability company agreement of Seller, or any contract, agreement, commitment, order, judgment or decree to which Seller is a party or by which it is bound.

(c) Seller has the right, power and authority to make and perform its obligations under this Contract.

(d) This Contract is a valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

(e) Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

(f) The tenants listed on Schedule C annexed hereto are tenants under leases (such leases are herein called the “Existing Space Leases” and the lessees thereunder are herein called the “Existing Space Tenants”), true, correct and complete copies of which have been delivered or made available to Purchaser, constitute the only leases, licenses or other written agreements for the use or occupancy of the Premises to which Seller is a party and which will be binding on Purchaser following the Closing, except as may otherwise be set forth in the Permitted Exceptions. Except as may be set forth in Schedule C annexed hereto, the Existing Space Leases are in full force and effect.

(g) The information on the rent roll attached hereto as Schedule C is true and correct in all material respects.

(h) The 2005 and 2006 year-to-date operating statements for the Property attached hereto as Schedule F were prepared in the normal course of business.

(i) Except as may be set forth in its Space Lease, no Existing Space Tenant has made payments to Seller in advance for more than one (1) month (exclusive of security deposits).

(j) Set forth on Schedule D is a true, correct and complete list of the service contracts (the “Service Contracts”) which may be binding on Purchaser or the Property after the Closing. Seller does not guarantee or undertake that any of the Service Contracts will be in effect as of the Closing. Seller reserves the right to modify, terminate or enter into new Service Contracts prior to Closing provided such new service contracts are terminable on not more than thirty (30) days prior notice without payment of any premium or penalty (unless Seller agrees to pay the premium or penalty). Notwithstanding anything contained herein to the contrary, Purchaser shall notify Seller in writing prior to the expiration of Purchaser’s Review Period which, if any, of the Service Contracts Purchaser does not wish to assume at Closing and Seller shall terminate, prior to the Closing Date, those Service Contracts specified in Purchaser’s notice, except Seller shall have no obligation to terminate, and Purchaser hereby agrees to accept and assume in accordance with Exhibit 3 all Service Contracts (including those specified in Purchaser’s notice) which cannot be terminated by Seller (i) without cause, (ii) upon less than thirty (30) days’ notice, or (iii) without payment of a premium or penalty. Purchaser’s failure to timely deliver notice pursuant to the preceding sentence shall be deemed Purchaser’s election to accept and assume all of the Service Contracts in accordance with Exhibit 3.

(k) There are no persons employed by Seller at the Premises in connection with the operation or maintenance of the Premises who will be binding upon Purchaser after the Closing.

(l) Except as set forth on Schedule C or in the tenant files delivered or made available to Purchaser, Seller has not sent to or received a written notice of default from a Space Tenant under the Space Leases in the past six (6) months which has not been cured or waived.

(m) There is no pending or overtly threatened condemnation proceeding against the Premises or any portion thereof.

(n) Except as set forth on Schedule E annexed hereto, in the tenant files delivered or made available to Purchaser or for matters fully covered (excluding deductibles) by one or more insurance policies, there is no litigation pending against the Premises.

(o) No Major Tenant (i) is in default of their monthly base rent payments for more than sixty (60) consecutive days, (ii) has commenced a pending action for bankruptcy, (iii) has given notice in the prior twelve (12) months that it will abandon its entire demised premises or (iv) has abandoned its entire demised premises. If Purchaser has not terminated this Agreement pursuant to Section 12.1 herein, then following the waiver of Purchaser’s Review Period or the expiration of the Outside Termination Date, this representation shall be deemed stricken from the Agreement and Purchaser shall have no rights against Seller or with respect to this Agreement in connection thereto.

6.2 Knowledge. The representations of Seller set forth in Section 6.1 are made to the actual knowledge of Michael Collazo, who is the asset manager (for DRA Advisors LLC) of the Premises and Valla Brown, who is the former asset manager (for DRA Advisors LLC) of the Premises. Any reference to Seller’s “receipt” or language similar thereto of notices or other written documents shall mean the actual receipt of the same by Michael Collazo and Valla Brown. In no event shall Purchaser be entitled to assert any cause of action against Michael Collazo or Valla Brown nor shall Michael Collazo or Valla Brown have any personal liability whatsoever for any matter under or related to this Contract.

6.3 Update and Survival. At Closing, Seller shall update the representations made in Section 6.1 above as the facts then exist. The representations made in Section 6.1 and any update of such representations shall survive the Closing for three (3) months; provided, however, any representation which results in a reduction of the Purchase Price pursuant to Section 6.4 shall not survive the Closing. In any event, Seller’s maximum liability after Closing for representations that survive Closing shall be equal to the Maximum Representation Expense.

6.4 Liability for Misrepresentations.

(a) Subject to the provisions of Section 6.4(b) below, if any representation of Seller shall fail to be true in any material and adverse respect, Purchaser’s sole remedy shall be to terminate this Contract and receive the return of the Deposit and upon the receipt of same, this Contract shall be null and void and of no further force or effect and, except for those provisions expressly stated to survive the termination of this Contract, neither party shall have any rights or obligations against or to the other. Seller shall have the option to rescind Purchaser’s termination of this Contract and adjourn the Closing for a period not to exceed thirty (30) days beyond the date scheduled for the Closing in order to make such representation true. If the Closing shall take place without Purchaser making an objection to an untrue representation of which Purchaser shall have actual knowledge, Purchaser shall be deemed to have waived all liability of Seller by reason of such untrue representation. Upon delivery of any Estoppel Certificates, Seller shall be entirely released from any liability under Seller’s representations (including, without limitation, any update of the representations) concerning the information contained in such Estoppel Certificates to the extent the same is consistent with, or more favorable than, the information contained in Seller’s representations. The provisions of this Section 6.4 shall survive the Closing or termination of this Contract.

(b) The provisions of Section 6.4(a) above to the contrary notwithstanding, if any representation(s) shall fail to be true and such representation(s) can be made true by the payment of a liquidated sum of money only, and if both (a) such representation(s) can reasonably be expected to be made true within a period of thirty (30) days beyond the date scheduled for Closing and (b) the sum of money required to make such representation(s) true shall not exceed Eighteen Thousand Seven Hundred Fifty and 00/100 ($18,750.00) Dollars in the aggregate (the “Maximum Representation Expense”), in such event, Seller agrees to adjourn the Closing for the period required to make such representation(s) true, but not to exceed thirty (30) days beyond the date scheduled for the Closing and to expend (or, at Seller’s election, to obligate itself to expend by indemnity agreement, bond or any other manner) an amount not to exceed the Maximum Representation Expense. If there shall be any untrue representation(s) which can be made true by the payment of a sum of money only which exceeds the Maximum Representation Expense, or which can be made true by the payment of not more than the Maximum Representation Expense but not within the available time, and Seller notifies Purchaser that Seller elects not to, or cannot, make such representation(s) true within the available time, Purchaser may elect to (i) cancel this Contract by notice to Seller given within five (5) Business Days after receipt of Seller’s notice or (ii) close with a credit from Seller equal to the lesser of the amount required to make the representation true or the Maximum Representation Expense. If Purchaser fails to timely cancel this Contract as provided in the preceding sentence, Purchaser shall nevertheless proceed to Closing and the Purchase Price shall be reduced by the lesser of the sum of money required to make such representations true or the Maximum Representation Expense. Anything in this Section to the contrary notwithstanding, an attempt by Seller to make any untrue representation to be true shall not be deemed to be or create an obligation of Seller to make the same true.

6.5 Purchaser’s Representations. Purchaser represents that:

(a) The execution, delivery and performance of this Contract in accordance with its terms, do not violate the partnership agreement, corporate charter, by-laws, certificate of incorporation or operating agreement of Purchaser, or any contract, agreement, commitment, order, judgment or decree to which Purchaser is a party or by which it is bound;

(b) Purchaser has the right, power and authority to make and perform its obligations under this Contract; and

(c) This Contract is a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms. Purchaser covenants and warrants that the representations in the preceding sentences of this Section 6.5 will be true on the Closing with respect to Purchaser or any permitted assignee of Purchaser and Purchaser or such assignee shall deliver to Seller at Closing copies of Purchaser’s organizational documents and resolutions and/or consents and certificates as necessary to substantiate that such representations of Purchaser are true as of the Closing.

7.	Ongoing Operations.

7.1 Leasing Practice.

(a) The Existing Space Leases, together with any modifications, renewals and new leases made after the date hereof in accordance with this Section 7.1 hereof are herein called the “Space Leases” and the tenants thereunder are herein called the “Space Tenants”. During the period ending five (5) days before the Outside Termination Date, Seller may enter into new leases, terminate, renew and/or make modifications to the Space Leases (collectively, “New Lease(s)”) without the approval of Purchaser. Beginning with the fifth (5th) day before the Outside Termination Date, provided Purchaser is not in default under this Contract, Seller shall not enter into New Leases without the prior approval of Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed. Purchaser agrees to grant or deny consent in writing (and provide, in reasonable detail, the reasons for any denial) within three (3) Business Days after Purchaser’s receipt of Seller’s request, which request shall contain copies of all material information related to such request and a summary of the material terms of the proposed New Lease. Purchaser’s failure to timely respond in writing to Seller’s request shall be deemed a consent to the proposed New Lease. Seller shall, from time to time, inform (orally or in writing) Purchaser of any new lease negotiations and promptly give notice to Purchaser of any New Lease and a copy of any instruments executed and any material information delivered in connection with the New Lease.

(b) Following the Outside Termination Date, Seller may continue to grant consent or approval to a request made by a Space Tenant if such consent or approval is required to be granted pursuant to the applicable provisions of the Space Lease or if Seller is required to exercise reasonable judgment or discretion in determining whether to grant the consent or approval.

(c) Following the Outside Termination Date, if Seller is not obligated to grant, or exercise reasonable judgment or discretion in determining whether to grant, consent or approval to a request made by a Space Tenant, then, provided Purchaser is not in default under this Contract, Seller shall, prior to granting such consent or approval, notify Purchaser of the request made by a Space Tenant, which notice shall contain copies of all documents, if any, submitted by such Space Tenant in connection with the request. Purchaser agrees to advise Seller in writing, within three (3) Business Days after Purchaser’s receipt of Seller’s notice, whether Purchaser elects that the Space Tenant’s request be granted or denied (and provide, in reasonable detail, the reasons for any denial), which election shall be made in Purchaser’s reasonable judgment. Purchaser’s failure to timely respond in writing to Seller’s notice shall be deemed an election to consent to the proposed request.

(d) Purchaser acknowledges and agrees that no representation has been made and no responsibility has been assumed by Seller with respect to the continued occupancy of the Premises, or any part thereof, by the Space Tenants from and after the date hereof. Seller does not undertake or guarantee that the Space Tenants will be in occupancy from and after the date hereof. Prior to the Closing, Seller shall have the right, but not the obligation, to enforce its rights against the Space Tenants by summary proceeding, drawing down or application of security deposits or in any other manner. Except as provided in this Section 7.1 above and provided Purchaser is not in default under this Contract, Seller shall not terminate any Space Lease without the prior consent of Purchaser except in the event of a default by a Space Tenant under its Space Lease.

7.2 Personal Property and Equipment. During the pendency of this Contract, Seller agrees not to transfer to any third party or remove any personal property or equipment owned by Seller and material to the operation or maintenance of the Premises and located in the Premises unless such personal property or equipment is obsolete or replaced with a substantially similar item.

7.3 Employees. During the pendency of this Contract, Seller shall not hire any employees for whom Purchaser will have liability following the Closing.

7.4 Development Rights. During the pendency of this Contract, Seller shall not sell, lease, transfer or otherwise encumber any development rights appurtenant to the Premises that would materially and adversely affect the Premises.

7.5 Tax Protest Proceedings. Seller shall have sole authority to prosecute, settle and withdraw proceedings to review any real estate tax assessment for the Premises covering the fiscal years prior to and in which the Closing occurs. Purchaser acknowledges that it has no interest in any proceedings or refunds applicable to any fiscal tax year prior to the year in which the Closing occurs. The provisions of this Section shall survive the Closing.

7.6 Operation and Maintenance. From and after the date hereof until the date and time of the Closing, Seller shall operate and maintain the Premises in the usual course of business and consistent with past practices, excepting normal wear and tear and loss or Casualty, except that Seller shall have no obligation whatsoever to make any capital expenditures.

8.	Title.

8.1 Title Commitment. Seller has (i) caused to be issued and delivered to Purchaser a title commitment (the “Title Commitment”) issued by Chicago Title Insurance Company; Attention: Mario Varano (the “Title Company”), accompanied by a copy of all recorded documents affecting the Property listed as exceptions in Schedule B of the Title Commitment and (ii) delivered to Purchaser a copy of the existing ALTA survey for the Property prepared by ESP Associates, P.A., dated November 7, 2006 (the “Survey”). At least ten (10) Business Days prior to the Outside Termination Date, Purchaser shall furnish Seller with notice of any objections Purchaser has to the Title Commitment (the “Title Objection Date”); provided, however, Seller shall have no obligation to cure any such objections. Except as set forth in Section 8.3(c) below, any matters existing as of the Title Objection Date to which Purchaser does not object, shall be deemed Permitted Exceptions. All defects, encumbrances, encroachments or other objections to title that exist as of the Outside Termination Date and which Seller has not in this Contract or in a separate writing expressly agreed to remove, shall be deemed Permitted Exceptions. Following the Outside Termination Date, Purchaser shall notify Seller within five (5) days of becoming aware of any other defects, encumbrances, encroachments or other objections to title that are not Permitted Exceptions. Any defects, encumbrances, encroachments or other objections to title that are not Permitted Exceptions that are not timely objected to in accordance with this Section 8.1 shall be deemed Permitted Exceptions.

8.2 Status of Title. Seller shall deliver and Purchaser shall accept title to the Premises and consummate the transaction contemplated by this Contract subject to (a) the title exceptions set forth in Schedule B to this Contract and (b) title exceptions created or suffered by the Space Tenants or Purchaser and (c) the title exceptions deemed Permitted Exceptions under Section 8.1 above and (d) any items or exceptions to title set forth on the Survey and (e) such other title exceptions which Seller may, in accordance with the provisions of this Contract, cause the Title Company to omit from Purchaser’s title policy or affirmatively insure, without additional premium (unless paid by Seller) (the title exceptions [whether liens, encumbrances, defects, encroachments or other objections] described in (a), (b), (c), (d) and (e) herein sometimes referred to collectively as “Permitted Exceptions”).

8.3 Non-Permitted Title Objections.

(a) If on the Closing it should appear that the Premises is affected by any lien, encumbrance, defect, encroachment or objection which is not a Permitted Exception (collectively, “Non-Permitted Title Objections”), then in such event, Seller, at Seller’s election, shall have the privilege to remove or satisfy the same, and shall, for that purpose, be entitled to one or more adjournments of the Closing for a period not to exceed thirty (30) days beyond the date scheduled for Closing.

(b) Seller shall not be required to bring any action or proceeding or to otherwise incur any expense to remove or discharge any Non-Permitted Title Objection unless such Non-Permitted Title Objection(s) can be removed or discharged by payment of a liquidated sum of money only, and if both (1) such removal or discharge can reasonably be expected to be accomplished within a period of thirty (30) days beyond the date scheduled for the Closing and (2) the sum of money required to accomplish such removal or discharge does not exceed Eighteen Thousand Seven Hundred Fifty and 00/100 ($18,750.00) Dollars in the aggregate (the “Maximum Title Expense”). In such event, Seller agrees to adjourn the Closing for the period required to remove or discharge such Non-Permitted Title Objections, but not to exceed thirty (30) days beyond the date scheduled for the Closing, and to expend (or at Seller’s election, to obligate itself to expend by indemnity agreement, bond or any other manner) an amount not to exceed the Maximum Title Expense to remove or discharge such Non-Permitted Title Objections. If there shall be any Non-Permitted Title Objections that can be removed or discharged by the payment of a sum of money only which exceeds the Maximum Title Expense, or that can be removed by the payment of not more than the Maximum Title Expense but not within thirty (30) days and Seller notifies Purchaser that Seller elects not to, or cannot, remove or discharge such Non-Permitted Title Objections, Purchaser may elect to (i) terminate this Contract by notice given within five (5) Business Days after receipt of Seller’s notice in which case Purchaser shall be entitled to the return of the Deposit or (ii) close with a credit from Seller equal to the lesser of the amount required to remove or discharge such Non-Permitted Title Objection or the Maximum Title Expense. If Purchaser fails to timely cancel this Contract as provided in the preceding sentence, Purchaser shall accept such title as Seller can convey and the Purchase Price shall be reduced by the lesser of the Maximum Title Expense or the amount required to remove or discharge said Non-Permitted Title Objection. Anything in this Section to the contrary notwithstanding, an attempt by Seller to remove or discharge any Non-Permitted Title Objection shall not be deemed to be or create an obligation of Seller to remove or discharge the same.

(c) The foregoing provisions of this Section to the contrary notwithstanding, Seller agrees to remove or discharge any monetary lien voluntarily created by Seller and any Non-Permitted Title Objections voluntarily created by Seller after the date hereof. If Seller defaults under this Contract by failing to payoff at Closing the indebtedness secured by that certain Deed of Trust and Absolute Assignment of Rents and Leases and Security Agreement recorded in Book 18196, Page 478, Mecklenburg County Registry, then Purchaser shall be entitled to pay to the Title Company, in lieu of Seller, the amount necessary to payoff such indebtedness and Seller and Purchaser hereby irrevocably direct the Title Company to use such proceeds to satisfy such indebtedness; provided, however, that Seller shall in no event be deemed to have voluntarily created (nor shall Seller be liable for) any monetary lien or Non-Permitted Title Objections if caused or created by an act or omission of Purchaser or by an act or omission of a Space Tenant.

9.	Closing.

9.1 Closing Date and Location. Subject to the adjournments expressly allowed elsewhere in this Contract, the closing of title (the “Closing”) shall take place, time being of the essence, on February 22, 2007. The Closing shall take place by escrow deliveries to the Escrowee (the actual date of closing is herein referred to as the “Closing Date”) pursuant to reasonably acceptable escrow instructions that will provide, among other things, that the transfer documents will be released only upon Escrowee, on behalf of Seller, being unconditionally and irrevocably authorized to disburse the Purchase Price to Seller or as Seller may direct. Seller agrees to reasonably comply with Purchaser to permit Purchaser to fund the Closing through Escrowee’s California office, Attn: Natalie Vona, Fidelity National Title, 1300 Dove Street, # 310, Newport Beach, CA 92660, (949) 622-4911 (the “California Office”) and to deliver all closing documents to the California Office. Additionally, Seller and Purchaser shall execute a closing statement prepared by the California Office, provided that such settlement statement is consistent with the provisions of this Agreement.

9.2 Closing Expenses.

(a) Seller’s Expenses. Seller shall pay (i) the lesser of (x) one half (1/2) of any escrow or closing charge of the Title Company and Escrowee and (y) Five Hundred and 00/100 Dollars ($500.00); (ii) any real property transfer, conveyance or recording taxes imposed by the applicable governmental authority by reason of the transfer of the Premises (“Transfer Tax”); and (iii) the costs of the Survey (for expenses incurred prior to the date hereof).

(b) Purchaser’s Expenses. Purchaser shall pay (i) any amount in excess of Five Hundred and 00/100 Dollars ($500.00) of any escrow or closing charge of the Title Company and Escrowee; (ii) the cost of recording the deed including, without limitation, any recording charges imposed by the applicable governmental authority by reason of the transfer of the Premises; (iii) all expenses relating to its inspection of the Premises including, but not limited to, engineering, environmental and property surveys and the Survey (for expenses incurred from and after the date hereof) whether or not Purchaser closes title to the Premises; (iv) the cost of the premium for title policy coverage and the costs of any endorsements (other than endorsements which Seller elects to obtain to cure any Non-Permitted Title Objection); (v) any cost incurred in connection with any financing obtained by Purchaser including, without limitation, mortgage recording tax and title insurance premiums; and (vi) any sales tax payable on the sale of any personal property to Purchaser. Seller and Purchaser shall each execute (and swear to where required) any returns and statements required in connection with the Transfer Tax. Payment of the Transfer Tax shall be made to the Title Company. Purchaser agrees to cause such payment and returns to be timely delivered to the appropriate recording office immediately after the Closing. Purchaser hereby indemnifies and holds harmless Seller from and against any interest or penalty charges imposed by reason of the untimely delivery to the appropriate recording officer of any of the returns or payments required under this Section 9.2(b).

(c) The provisions of this Section 9.2 shall survive the Closing or earlier termination of this Contract.

9.3 Closing Deliveries.

(a) At Closing (or within three (3) Business Days thereafter with respect to delivery of items other than documents executed by Seller in connection with the Closing), unless expressly stated to the contrary herein, Seller shall deliver to Purchaser or Escrowee:

(i) the Special Warranty Deed executed by Seller and acknowledged in the form annexed hereto as Exhibit 1;

(ii) the Assignment of the Space Leases executed by Seller in the form annexed hereto as Exhibit 2;

(iii) the Assignment of the Service Contracts (and any permitted replacements or renewals thereof) executed by Seller in the form annexed hereto as Exhibit 3;

(iv) the Assignment of Licenses, Permits, Guarantees and Warranties executed by Seller in the form annexed hereto as Exhibit 4;

(v) notice to the Space Tenants executed by Seller in the form annexed hereto as Exhibit 5 (which will be delivered to the Space Tenants by Seller or its property manager unless otherwise mutually agreed to by Seller and Purchaser);

(vi) originals, or if originals are not available, copies of the Space Leases (which may be left at the Premises);

(vii) notice to the service contractors executed by Seller in the form annexed hereto as Exhibit 6 (which will be delivered to the service contractors by Seller or its property manager unless otherwise mutually agreed to by Seller and Purchaser);

(viii) originals, or if originals are not available, copies of the Service Contracts (which may be left at the Premises);

(ix) to the extent in Seller’s possession, the real estate tax bills for the Premises for the then current real estate tax year (which may be left at the Premises);

(x) to the extent they are in Seller’s possession (a) unless posted at the Property, all licenses and permits, authorizations and approvals pertaining to the Premises and (b) all guarantees and warranties which Seller has received in connection with any work or services performed or equipment installed in and improvements erected on the Premises (which may be left at the Premises);

(xi) duly executed certificate of Seller in the applicable form set forth in Treasury Regulations §1.1445-2(b)(2);

(xii) the Transfer Tax return(s) executed by Seller;

(xiii) estoppel certificates (each an “Estoppel Certificate” and collectively the “Estoppel Certificates”) from McKesson Information Systems and Hartford Fire Insurance (“Major Tenants”) and additional estoppels such that Seller delivers Estoppel Certificates from Space Tenants representing seventy five (75%) percent of the leased area of the Premises (“Estoppel Tenants”), in form and substance which do not vary materially from the form annexed hereto as Exhibit 7 (unless such variance benefits Purchaser), or, as to any Space Tenant and/or Space Lease providing for or allowing a different form of estoppel certificate, the form provided or allowed by such Space Tenant and/or Space Lease. Notwithstanding the foregoing to the contrary, if the required Estoppel Certificates cannot be timely delivered, Seller may, but shall not be obligated to, adjourn the Closing for a period not to exceed thirty (30) days, to (i) obtain the required Estoppel Certificates or (ii) elect to deliver Seller’s Estoppels in lieu thereof if such estoppels are not delivered, or as a supplement thereto, if such estoppels do not cover all of the required matters, in the form attached hereto as Exhibit 11 (each a “Seller’s Estoppel” and collectively “Seller’s Estoppels”) which Seller’s Estoppels shall be deemed to comply with this Section 9.3(a)(xiii) and shall satisfy Seller’s obligation with respect to such Space Tenant, provided, however, that no Seller’s Estoppel may be delivered to replace an Estoppel Certificate from a Major Tenant. Seller shall be entirely released from liability under a Seller Estoppel upon delivery to Purchaser of an Estoppel Certificate from the corresponding Space Tenant to the extent such replacement Estoppel Certificate is in a form which complies with this Section 9.3(a)(xiii). If Seller, after exercising or waiving in writing its adjournment right set forth in this Section 9.3(a)(xiii), does not or cannot deliver the required Estoppel Certificates, Purchaser’s sole remedy shall be to terminate this Contract and receive the return of the Deposit or to close notwithstanding the lack of the Estoppel Certificate(s) without any reduction of the Purchase Price and without any liability of Seller relative thereto. Except as set forth in Section 12.1, in the event any Estoppel Certificate shall claim a default (a claim of default or failure of an obligation by Seller or a Space Tenant which arises out of or results from information disclosed to or known by Purchaser prior to the Outside Termination Date shall not be deemed an Estoppel Default or an objection to Purchaser’s closing title to the Premises) by Seller under a Space Lease (such default hereinafter being referred to as an “Estoppel Default”), then Seller may, but shall not be obligated to, elect to cure any such Estoppel Default and deliver a clean Estoppel Certificate from such Space Tenant. In such event, Seller shall, for that purpose, be entitled to adjourn the Closing for a period not to exceed thirty (30) days, provided, however, that in the event Seller elects not to cure such Estoppel Default or is unable to cure such Estoppel Default within such period of time, Purchaser’s sole remedy shall be to terminate this Contract and receive the return of the Deposit. In the event Purchaser is permitted to terminate this Contract pursuant to the preceding sentence, if (1) Purchaser fails to terminate this Contract as provided for above, or (2) with respect to any Estoppel Tenant except for Major Tenants, such Estoppel Default will require less than $500,000 to cure and if Seller elects to indemnify Purchaser from and against any and all claims, loss, liability, damage, cost or expense, including reasonable attorneys’ fees, that may arise as a result of such Estoppel Default, then, in either event, the rights and obligations of the parties hereto shall not be affected thereby, this Contract shall remain in full force and effect and Purchaser shall, at the Closing, accept such Estoppel Certificate subject to such Estoppel Default without any reduction of the Purchase Price. Subsequent to the Closing, Seller may deliver an Estoppel Certificate confirming that the Estoppel Default no longer exists, whereupon Seller shall be entirely released from any liability arising out of the indemnity, if any, given pursuant to subsection (2) above. Notwithstanding anything contained herein to the contrary, Purchaser shall notify Seller upon the date which is the earlier of (i) five (5) Business Days following Purchaser’s receipt of executed Estoppel Certificates and (ii) one (1) Business Day before the Closing Date, of Purchaser’s permitted objections to any such Estoppel Certificates. Purchaser’s failure to timely respond to Seller in accordance with the preceding sentence shall be deemed its approval of the Estoppel Certificates;

(xiv) the Bill of Sale, executed by Seller in the form of Exhibit 8 annexed hereto;

(xv) keys (which will be delivered to Purchaser within one (1) Business Day following Closing), combinations and codes to all locks and security devices to the Premises in Seller’s possession;

(xvi) an update of Seller’s representations executed by Seller in accordance with Section 6.3 above;

(xvii) a Seller’s non-resident withholding affidavit executed by Seller, if applicable;

(xviii) a title certificate in form attached hereto as Exhibit 10;

(xix) an Assignment and Assumption of Leasing Commission Agreements and Construction Contracts executed by Seller in the form annexed hereto as Exhibit 13;

(xx) evidence of Seller’s organizational authority; and

(xxi) an Audit Letter executed by Seller in the form annexed hereto as Exhibit 15.

(b) At Closing Purchaser shall deliver to Seller or Escrowee:

(i) the balance of the Purchase Price as provided in Section 3 hereof;

(ii) the Assignment of the Space Leases executed by Purchaser in the form annexed hereto as Exhibit 2;

(iii) the Assignment of the Service Contracts (and any replacements or renewals thereof) executed by Purchaser in the form annexed hereto as Exhibit 3;

(iv) notice to the Space Tenants executed by Purchaser in the form annexed hereto as Exhibit 5;

(v) notice to the service contractors executed by Purchaser in the form annexed hereto as Exhibit 6;

(vi) an Assumption Agreement executed by Purchaser in the form annexed hereto as Exhibit 12 pursuant to which Purchaser shall assume all of Seller’s obligations with respect to the leasing commission obligations to be assumed by Purchaser pursuant to Section 9.4(c) of this Contract which arise from and after the Closing Date;

(vii) an Assignment and Assumption of Leasing Commission Agreements and Construction Contracts executed by Purchaser in the form annexed hereto as Exhibit 13 pursuant to which Purchaser shall assume all of Seller’s obligations with respect to the leasing commission agreements and construction contracts (i) set forth on Schedule H annexed hereto and (ii) to be assumed by Purchaser pursuant to Section 9.4(a)(i)(F) of this Contract, if applicable;

(viii) Transfer Tax return(s) executed by Purchaser; and

(ix) evidence of Purchaser’s organizational authority.

9.4 Apportionments and Reimbursements. The following adjustments shall be made with respect to the Premises, and the following procedures shall be followed:

(a) General.

(i) Preparation of Prorations. At least five (5) days before the Closing Date, Seller shall prepare and deliver, or cause Escrowee to prepare and deliver, to Purchaser an unaudited statement for the Premises (the “Preliminary Proration Statement”) showing prorations for the items set forth below, calculated as of 11:59 p.m. on the day preceding the Closing Date, on the basis of a 365-day year. Notwithstanding the foregoing, in the event Seller (or its designee (e.g. Seller’s existing lender) does not receive the funds to be wired pursuant to Section 3 above by 1:00 P.M. Eastern Time on the Closing Date, then in such event, the items set forth in this Section shall be apportioned as of 11:59 P.M. on the Closing Date based upon the respective party’s period of ownership for the item being apportioned. Purchaser and its representatives shall be afforded reasonable access to Seller’s books and records with respect to the Premises and Seller’s work papers pertaining to the Preliminary Proration Statement to confirm the accuracy of the Preliminary Proration Statement. Purchaser and Seller shall agree upon any adjustments to be made to the Preliminary Proration Statement before the Closing, and at the Closing, Purchaser or Seller, as applicable, shall receive a credit equal to the net amount due Purchaser or Seller, as applicable, pursuant to the Preliminary Proration Statement as finally agreed upon by Purchaser and Seller. The items to be covered by the Preliminary Proration Statement are as follows:

A. rents, including percentage rents (if any), escalation charges for real estate taxes, parking charges, marketing fund charges, operating expense prepayments and reimbursements from Space Tenants, maintenance escalation rents or charges, costs-of-living increases or other charges of a similar nature, if any, and any additional charges, and expenses (collectively, “Additional Rents”) payable under the Space Leases (but only to the extent collected before the Closing Date); provided that if any of the foregoing are not finally adjusted between Seller and a Space Tenant, as applicable until after the preparation of the Preliminary Proration Statement then proration of such items shall be subject to adjustment pursuant to Section 9.4(b);

B. non-delinquent real property taxes and assessments except to the extent reimbursable by the Space Tenants under its Space Leases; provided that if the real property tax assessment for the fiscal year in which the Closing occurs has not been issued as of the Closing Date, real property taxes shall be prorated based on the most recent assessed value of the Premises, multiplied by the current tax rate, and such tax proration shall be subject to adjustment pursuant to subparagraph (iv) of this Section 9.4(a);

C. water, sewer and utility charges not payable by a Space Tenant;

D. amounts payable under the Service Contracts;

E. permits, licenses and/or inspection fees (calculated on the basis of the period covered), but only to the extent transferred to Purchaser;

F. leasing commissions, landlord’s work and tenant improvement allowances incurred in connection with New Leases made in accordance with the provisions of Section 7.1 above (which shall be apportioned based on the proportion of base rent payable over the initial lease term occurring during each party’s respective period of ownership); and

G. any other expenses normal to the operation and maintenance of the Premises.

(ii) Principles of Prorations; Collections and Payments. Subject to the prorations to be made pursuant to this Section 9.4, after the Closing Purchaser shall collect all revenues and pay all expenses with respect to the Premises, even if such revenues and expenses relate to periods before the Closing, subject to post-closing “true-up” between the parties promptly when precise information is known; provided however, if any Space Tenant sends payments to Seller after the Closing, Seller shall deposit such payments to its bank account, and promptly after such payment has cleared, pay to Purchaser any portion of such payment to which Purchaser is entitled under the provisions of this Section 9.4. Purchaser shall use reasonable efforts consistent with prudent business practices to collect rents or other amounts payable under the Space Leases that were delinquent as of the Closing Date and that relate to a period before the Closing. To the extent such delinquent rents and other amounts are collected by Purchaser by judicial process, Purchaser may deduct from the amount owed to Seller an amount equal to the attorneys’ fees and costs actually incurred by Purchaser in collecting such rents and other amounts due to Seller. Subject to the foregoing sentence, any rent or other payment collected after the Closing from any Space Tenant which owed a payment that was delinquent as of the Closing Date shall be applied first, to the applicable party’s unpaid monetary obligations with respect to any periods from the Closing Date through the end of the month in which such payment is made, in such order as Purchaser may elect, until such monetary obligations have been paid in full; any remaining amount of such payment shall be paid over to Seller, for application against such party’s delinquent monetary obligations with respect to any periods before the Closing Date, in such order as Seller may elect, until such delinquent monetary obligations have been paid in full; and any remaining amount of such payment shall be retained by Purchaser for application against such party’s future obligations. Notwithstanding anything contained in this Contract to the contrary, after the Closing Date Seller shall retain the right to bring or continue actions or proceedings against Space Tenants to collect any delinquencies to which Seller is entitled to receive and Purchaser shall be deemed to have assigned to Seller the exclusive right, at any time after the Closing Date, to file proofs of claim and to commence or continue any actions or proceedings to collect any pre-petition rent, pre-petition additional rent, pre-petition rejection damages under Section 365 of the Bankruptcy Code, and/or post petition administration expense claims, for any and all damages which arise or accrue prior to the Closing Date, and to retain any sums collected in connection therewith; provided, however, Seller shall not sue to terminate a Space Tenant’s Space Lease or right to possession of its premises. In addition, in calculating the prorations pursuant to this Section 9.4, Seller shall receive a credit in the amount of any utility, municipality or other deposits relating to the Premises made by Seller and which are assigned to Purchaser at the Closing. Seller shall be entitled to a refund of any deposits not assigned to Purchaser.

(iii) Security Deposits. At the Closing, Seller shall assign and deliver to Purchaser all prepaid rent, security deposits, letters of credit and other collateral actually received by Seller pursuant to any of the Space Leases, less any portions thereof applied in accordance with the respective Space Lease (together with a statement regarding such applications).

(iv) Existing Space Leases. Seller will pay at or prior to Closing (or will credit to Purchaser at Closing) the amount of any unpaid rent concessions, leasing commissions (other than those due to Allstate Insurance and C.B. Richard Ellis, pursuant to Section 1 of that certain Commission Agreement dated as of January 31, 2000, in the event that Allstate Insurance does not exercise its right to terminate its lease after the first five years of its lease and those assigned to Purchaser pursuant to the Assignment and Assumption of Leasing Commission Agreements and Constructions Contracts, a form of which is annexed hereto as Exhibit 12) or tenant improvement allowances payable to the Existing Tenants with respect to the current term of the Existing Space Leases.

(v) Post-Closing Adjustments. Notwithstanding anything to the contrary contained in this Section 9.4, (A) if the amount of the real property taxes and assessments payable with respect to the Premises for any period before Closing is determined to be more than the amount of such real property taxes and assessments that is prorated herein (in the case of the current year) or that was paid by Seller (in the case of any prior year), due to a reassessment of the value of the Premises or otherwise, Seller and Purchaser shall promptly adjust the proration of such real property taxes and assessments after the determination of such amounts, and Seller shall pay to Purchaser any increase in the amount of such real property taxes and assessments applicable to any period before Closing; provided, however, that Seller shall not be required to pay to Purchaser any portion of such increase that is payable by Space Tenants; and (B) if the amount of the real property taxes and assessments payable with respect to the Premises for any period before Closing is determined to be less than the amount of such real property taxes and assessments that is prorated herein (in the case of the current year) or that was paid by Seller (in the case of any prior year), due to an appeal of the taxes by Seller, a reassessment of the value of the Premises or otherwise, Seller and Purchaser shall promptly adjust the proration of such real property taxes and assessments after the determination of such amounts, and (1) Purchaser shall pay to Seller any refund received by Purchaser representing such a decrease in the amount of such real property taxes and assessments applicable to any period before Closing; provided, however, the Purchaser shall not be required to pay to Seller any portion of such refund which is payable to Space Tenants; and (2) Seller shall be entitled to retain any refund received by Seller representing such a decrease in the amount of such real property taxes and assessments applicable to any period before Closing; provided, however, that Seller shall pay to Purchaser that portion of any such refund that is payable to Space Tenants. Each party shall give notice to the other party of any adjustment of the amount of the real property taxes and assessments payable with respect to the Premises for any period before Closing within thirty (30) days after receiving notice of any such adjustment.

(b) Post Closing Reconciliation.

(i) Certain Delayed Prorations. If any Space Tenants are required to pay Additional Rents with respect to such calendar year, then, with respect to those Additional Rents for the 2007 calendar year (or other applicable fiscal year under any Space Lease for the measurement of percentage rent during which the Closing occurs) which are not finally adjusted until after the preparation of the Preliminary Proration Statement pursuant to Section 9.4(a) above, Purchaser shall submit to Seller, no later than March 31, 2008, an unaudited statement for the Premises (a “Supplemental Proration Statement”) covering any such Additional Rents or any other items which have been finally adjusted between Purchaser and the applicable party for the 2007 calendar year (provided that (x) if the applicable fiscal year is other than a calendar year, Purchaser shall submit the Supplemental Proration Statement to Seller within ninety (90) days after the end of the applicable fiscal year, and (y) if percentage rents are measured over a different fiscal year Purchaser shall submit a separate Supplemental Proration Statement to Seller within ninety (90) days after the end of the fiscal year), containing a calculation of the prorations of such Additional Rents and such other items, prepared based on the principles set forth in Section 9.4(a) above, provided that in making such adjustment, (x) with respect to Additional Rents, the proration shall be made in proportion to the relative amounts of Additional Rents due Purchaser and Seller based on the amounts of the charges incurred by each of them during their respective periods of ownership that are payable by the Space Tenants as Additional Rents under their respective Space Leases, (y) with respect to percentage rent, the aggregate amount of percentage rent payable for the entire 2007 calendar year (or other applicable fiscal year under any Space Lease for the measurement of percentage rent during which the Closing occurs), shall be prorated based on the number of days the Property is owned by Seller and the number of days the Property is owned by Purchaser during such year and (z) the parties shall exclude any Additional Rents arising from increased real property taxes for the Premises to the extent such increase results from Purchaser’s purchase of the Premises. In order to enable Purchaser to make any year-end reconciliations of Additional Rents, within ninety (90) days after the Closing, Seller shall deliver to Purchaser a final statement of (i) all operating expenses for the Premises which are actually paid by Seller and permitted to be passed through to Space Tenants, as applicable, with respect to the portion of the 2007 calendar year occurring prior to the Closing (“Seller’s 2007 Actual Operating Expenses”), together with copies of all documentation evidencing Seller’s 2007 Actual Operating Expenses, including copies of third-party invoices and copies of Seller’s books and records applicable thereto, and (ii) all estimated payments of Additional Rents received by Seller with respect to the portion of the 2007 calendar year occurring prior to the Closing. If Additional Rents for the 2006 (or any prior) calendar year have not been finally adjusted between Seller and a Space Tenant, as applicable, as of the Closing, Seller shall retain all rights and obligations with respect to the adjustment thereof directly with the applicable party following the Closing, subject to the provisions of Section 9.4(a)(iv) above. Without limiting the generality of the foregoing, but subject to the provisions of Section 9.4(a)(iv) above, Seller shall retain all rights to bill and collect any additional amounts owing with respect to Additional Rents for the 2006 (and any prior) calendar year, and shall remain obligated to pay any refund owing to any party for overpayment of Additional Rents for the 2006 (and any prior) calendar year.

(ii) Audit Rights for Supplemental Proration Statements. Seller and its representatives shall be afforded the opportunity to review all underlying financial records and work papers pertaining to the preparation of all Supplemental Proration Statements, and Purchaser shall permit Seller and its representatives to have full access to the books and records in the possession of Purchaser or any party to whom Purchaser has given custody of the same relating to the Premises to permit Seller to review the Supplemental Proration Statements. Any Supplemental Proration Statement prepared by Purchaser shall be final and binding for purposes of this Contract unless Seller shall give written notice to Purchaser of disagreement with the prorations contained therein within sixty (60) days following Seller’s receipt of such Supplemental Proration Statement, specifying in reasonable detail the nature and extent of such disagreement. If Purchaser and Seller are unable to resolve any disagreement with respect to any Supplemental Proration Statement within ten (10) Business Days following receipt by Purchaser of the notice referred to above, either party may pursue any remedy available for the resolution of such dispute.

(iii) Payments for Adjustments. Any net credit due Seller or Purchaser, as the case may be, shall be paid to Seller or Purchaser, as the case may be, within seventy-five (75) days after the delivery of a Supplemental Proration Statement to Seller, or unless Seller notifies Purchaser of a disagreement with respect to any such statement as provided in Section 9.4(b)(ii) above, in which case such payment (less a hold back sufficient to cover the amount of the disagreement) shall be made within fifteen (15) days after Seller notifies Purchaser of such disagreement, and any further payment due after such disagreement is resolved shall be paid within fifteen (15) days after the resolution of such disagreement.

(c) Leasing Commissions. At Closing, Purchaser shall execute an Assumption Agreement in the form annexed hereto as Exhibit 12, pursuant to which Purchaser shall assume all obligations of Seller to pay any leasing commissions to Trinity Partners pursuant to Section 13 of that certain Exclusive Listing Agreement dated as of March, 2005 by and between Seller, as owner and Trinity Partners, as agent with respect to any lease executed by Purchaser, or its successors or assigns, following the Closing.

(d) Survival. The obligations of Seller and Purchaser under this Section 9.4 shall survive the Closing.

10.	Default.

10.1 Purchaser’s Default. If Purchaser should default under this Contract (including the failure to timely deliver the Additional Deposit), Seller may elect to cancel this Contract by giving notice to Purchaser and Escrowee. The parties hereto agree that the damages that Seller will sustain as a result of such default will be substantial but will be difficult to ascertain. Accordingly, the parties agree that in the event that Seller shall elect to terminate this Contract as a result of such default, Escrowee is hereby directed to pay the Deposit to Seller, who shall retain the Deposit as and for its liquidated damages and sole remedy hereunder, in which event this Contract shall be null and void and of no further force or effect except for those provisions expressly stated to survive the termination of this Contract.

10.2 Seller’s Default. If, for any reason whatsoever other than upon Seller’s willful default, Seller shall be unable to convey title subject to, and in accordance with, the terms of this Contract, the sole obligation of Seller shall be to cause the refund of the Deposit and upon the making of such refund, this Contract shall be null and void and of no further force or effect except for those provisions expressly stated to survive the termination of this Contract and the lien, if any, of Purchaser against the Premises shall wholly cease. Purchaser’s sole remedy for Seller’s willful default shall be to elect to cancel this Contract and receive the Deposit, and seek actual out of pocket third party damages, not to exceed $50,000 or to commence an action for specific performance. Except as set forth in the preceding sentence, Purchaser hereby waives all other rights and remedies that it might have, including but not limited to, the right to sue for damages.

11.	Risk of Loss.

11.1 Condemnation.

(a) If, at any time prior to the Closing Date, all or a Substantial Portion of the Property shall be taken in the exercise of the power of condemnation or eminent domain by any sovereign, municipality or other public or private authority or shall be the subject of a duly noticed hearing held by any such authority relating to a pending taking in the exercise of the power of condemnation or eminent domain (a “Taking”), then Purchaser may cancel this Contract by written notice given to Seller within ten (10) days after receipt of notice from Seller of such Taking, in which event this Contract shall be deemed cancelled and of no force and effect and neither party shall have any further obligations or liabilities against or to the other, except that Seller shall cause the return of the Deposit to Purchaser. In the case of a Taking of less than a Substantial Portion of the Property or if Purchaser does not elect to terminate this Contract in the case of a Taking of all or a Substantial Portion of the Property, as provided for above, then this Contract shall remain in full force and effect and on the Closing either (A) Purchaser shall be entitled to any condemnation award to be granted and Seller shall assign all of its right, title and interest to such award to Purchaser, less such sums, if any, actually and reasonably expended by Seller to prosecute such claim and restore the Premises, or (B) if such award shall have been paid to Seller, the Purchase Price shall be reduced by the amount thereof, less such sums, if any, actually and reasonably expended by Seller to prosecute such claim and restore the Premises. Seller agrees to deliver promptly after receipt thereof any and all written notices of a Taking received by Seller after the date hereof.

(b) As used herein, a Taking of a “Substantial Portion” of the Property shall mean a Taking which (i) materially and adversely affects the existing access ways to or from the Premises on a permanent basis or (ii) will result in any Major Tenant having the right to terminate its Space Lease.

11.2 Destruction or Damage. In the event that the Property, or any part thereof, shall be damaged or destroyed by fire or any other casualty (“Casualty”) prior to the Closing Date, Seller shall give Purchaser prompt written notice of such event together with an estimate of the cost and time to restore prepared by an independent insurance examiner or engineer selected by Seller. If the Casualty will (a) require more than $500,000 to repair, or (b) result in any Major Tenant having the right to terminate its Space Lease (each event described in (a) or (b) herein called a “Casualty Termination Event”), Purchaser may cancel this Contract by notice to Seller within ten (10) days after receipt of notice from Seller specifying the Casualty Termination Event, in which event this Contract shall be deemed terminated and of no force and effect and neither party shall have any further rights or liabilities against or to the other except for those provisions expressly stated to survive the termination of this Contract and Seller shall cause the return of the Deposit to Purchaser. Notwithstanding anything contained herein to the contrary, in the event of a Casualty Termination Event, Seller may cancel this Contract by notice to Purchaser, in which event this Contract shall be deemed terminated and of no force and effect and neither party shall have any further rights or liabilities against or to the other except for those provisions expressly stated to survive the termination of this Contract and Seller shall cause the return of the Deposit to Purchaser. If there is no Casualty Termination Event or if Purchaser does not timely elect to cancel the Contract in the event of a Casualty Termination Event, this Contract shall remain in full force and effect and, on the Closing, Seller shall transfer and/or assign to Purchaser any and all monies and claims received by and/or accrued to Seller on account of such Casualty, less such sums, if any, as shall have been actually and reasonably expended by Seller in connection with the repair or restoration of such Casualty or the prosecution of such claim and Purchaser shall receive a credit at Closing in the amount of any deductible.

12.	Purchaser’s Review Period.

12.1 Purchaser shall have the right to cancel this Contract on or before February 8, 2007 (the “Outside Termination Date”) by notice to Seller to be received by Seller on or before 3:00 P.M. Eastern Time on the Outside Termination Date (the period of time from the date hereof through and including the Outside Termination Date is herein referred to as “Purchaser’s Review Period”). If Purchaser duly cancels this Contract in accordance with this Section 12.1, this Contract shall be deemed terminated and of no further force or effect, except for the provisions expressly stated to survive the Closing, and the Deposit shall be paid to Seller. If Purchaser does not duly cancel this Contract in accordance with this subparagraph or if Purchaser waives its right to cancel this Contract, (i) this Contract shall remain in full force and effect and Purchaser shall have no further right to cancel this Contract under this Section and (ii) Purchaser shall be deemed to have waived any liability of Seller and any right to refuse to consummate the Closing by reason of any condition actually known to Purchaser as of the Outside Termination Date, including, without limitation a misrepresentation, Non-Permitted Title Objection or any other condition which results in or could result in an Estoppel Default. During Purchaser’s Review Period, Purchaser may perform non-intrusive inspections of the Premises at reasonable times (at least two (2) Business Days prior written notice to Seller), subject to the rights of the Space Tenants and Seller’s prior consent, which consent shall not be unreasonably withheld. At least two (2) Business Days prior to performing such inspections, Purchaser shall execute, deliver and comply with the requirements of the Access Agreement annexed hereto as Exhibit 9. After making such inspections, Purchaser, at Purchaser’s sole expense, shall restore the Premises to its condition prior to such inspections. Purchaser may not conduct any intrusive inspections or borings without the prior written approval of Seller, which approval may be withheld, granted or granted upon conditions, in Seller sole and absolute discretion. Purchaser shall have the right to conduct interviews with Space Tenants and the Seller’s property manager, but Purchaser may only communicate with the Space Tenants or Seller’s property manager after providing Seller with ample notice and an opportunity to have an agent or representative of Seller present at each such interview. Purchaser acknowledges and agrees that Seller (but not Seller’s property manager) shall be the only party authorized to furnish Purchaser with any documents reasonably requested by Purchaser in connection with the performance of its inspections pursuant to this Section 12.1. If Purchaser fails to close the purchase of the Premises, all reports with respect to the Premises shall become the property of Seller, subject to the terms of agreements Purchaser may have with third parties. Purchaser shall indemnify and hold Seller and Seller’s property manager free and harmless from and against any and all costs, expenses, claims, losses or damages, liabilities and judgments (including reasonable attorneys’ fees and disbursements) arising out of Purchaser’s inspection of the Premises, including without limitation with respect to the Premises, whether caused by Purchaser or its contractors, agents or employees or anyone acting by, through, under, or at the direction, of the foregoing. Without limiting the generality of the foregoing indemnity, Purchaser shall (i) remove any mechanics’ or other lien which may be recorded against the Premises by any party providing labor, materials or services at the request of Purchaser and (ii) not file or cause to be filed any application or make any request (other than inquiries of the public records) with any governmental or quasi-governmental agency prior to Closing which would or could lead to a hearing before any governmental or quasi-governmental agency or which would or could lead to a Violation or any change in zoning, parcelization, licenses, permits or other entitlements or any investigation or restriction on the use of the Property, or any part thereof.

12.2 Seller agrees to deliver to Purchaser within two (2) Business Days following Seller’s receipt of a fully executed counterpart of this Contract, the information relating to the Property set forth on the attached Schedule G to the extent in Seller’s possession (the “Property Information”).

12.3 Time shall be of the essence with respect to the dates in this Section 12 for the Outside Termination Date and the giving of Purchaser’s cancellation notice. The provisions of this Section 12 shall survive the Closing or termination of this Contract.

13.	Miscellaneous.

13.1 Broker. Seller and Purchaser represent to each other that neither party has dealt with any broker or real estate consultant other than CB Richard Ellis, Inc. (“Broker”) in connection with the transaction contemplated by this Contract. Seller agrees to pay all fees, commissions or other charges due to Broker, if, as and when there is a Closing hereunder, pursuant to Seller’s separate agreement with Broker. Seller and Purchaser shall indemnify and hold the other free and harmless from and against any liabilities, damages, costs or expenses (including, but not limited to, reasonable attorneys’ fees and disbursements) suffered by the indemnified party arising from a misrepresentation or a breach of any covenant made by the indemnifying party pursuant to this Section. The provisions of this Section shall survive the Closing or termination of this Contract.

13.2 Assignment of this Contract. This Contract may not be assigned by Purchaser without the consent of Seller. A direct or indirect transfer, sale or assignment of the majority stock interest in a corporate purchaser or the majority membership interest in a limited liability company purchaser or the majority or any general partnership interest of a partnership purchaser shall constitute an assignment of this Contract, which assignment or attempted assignment shall be void if made without the written consent of Seller. Notwithstanding the foregoing, from and after the Outside Termination Date, Purchaser may assign its rights under this Contract, without the consent of Seller, to an affiliate, corporation, partnership or other entity which is controlled or managed by Purchaser, provided assignee assumes in writing all of the obligations of Purchaser to be performed under this Contract in a form reasonably acceptable to Seller and an original of such fully executed assignment and assumption agreement is delivered to Seller at least ten (10) Business Days prior to the Closing. No assignment of this Contract shall relieve Purchaser from any of its obligations set forth herein arising prior to or after the effective date of the assignment. The provisions of this Section shall survive the Closing or termination of this Contract.

13.3 Attorneys’ Fees. If either party institutes a legal proceeding against the other party in connection with this Contract, the losing party in such proceeding shall reimburse the prevailing party all reasonable attorneys’ fees paid by the prevailing party in connection with such proceeding. The provisions of this Section shall survive the Closing or termination of this Contract.

13.4 Notices. All notices hereunder to Seller or Purchaser shall be sent by certified or registered mail, return receipt requested, or may be sent by Federal Express or other overnight courier which obtains a signature upon delivery, or may be sent via facsimile, or may be delivered by hand delivery addressed to such party at the address of such party set forth below or at such other address as such party shall designate from time to time by notice:

SELLER:

G&I III RESOURCE SQUARE LLC

c/o DRA Advisors LLC

220 East 42nd Street

New York, New York 10017

Attention: Mr. Dean Sickles

Facsimile: (212) 697-7403

with a copy to:

Blank Rome LLP

405 Lexington Avenue

New York, New York 10174

Attention: Daniel Mann, Esq.

Facsimile: (917) 332-3783

PURCHASER:

TRIPLE NET PROPERTIES, LLC

1551 N. Tustin Avenue, Suite 200

Santa Ana, California 92705

Attention: Theresa Hutton

Facsimile: (714) 918-9102

with a copy to:

Hirschler Fleischer

The Edgeworth Building

2100 East Cary Street

Richmond, VA 23223

Attention: Joseph J. McQuade

Facsimile: (804) 644-0957

Notices shall be deemed served three (3) days after mailing, and in the case of overnight courier or hand delivery, on the date actually delivered to or rejected by the intended recipient, and in the case of facsimile, upon the sender’s receipt of confirmation of transmission of such facsimile notice produced by the sender’s facsimile machine, provided a copy of such transmission and the confirmation receipt thereof is deposited with an overnight courier for next day delivery properly addressed and paid for, except for notice(s) which advise the other party of a change of address of the party sending such notice or of such party’s attorney, which notice shall not be deemed served until actually received by the party to whom such notice is addressed or delivery is refused by such party. Notices on behalf of the respective parties may be given by their attorneys and such notices shall have the same effect as if in fact subscribed by the party on whose behalf it is given. Notwithstanding the foregoing provisions of this Section (a) notices served by hand delivery shall be deemed served on the date of delivery if delivered at or prior to 5:00 P.M. Eastern Time on a Business Day and on the next Business Day if delivered after 5:00 P.M. Eastern Time on a Business Day or at any time on a non-Business Day and (b) notices served by facsimile shall be deemed served on the date of transmission if the sender receives confirmation of transmission in the manner set forth above at or prior to 5:00 P.M. Eastern Time on a Business Day and on the next Business Day if the sender receives confirmation of transmission in the manner set forth above after 5:00 P.M. Eastern Time on a Business Day or at any time on a non-Business Day.

13.5 Further Assurances. The parties each agree to do such other and further acts and things, and to execute and deliver such instruments and documents (not creating any obligations additional to those otherwise imposed by this Contract), as either may reasonably request from time to time, whether at or after the Closing, in furtherance of the purposes of this Contract. The provisions of this Section shall survive the Closing for three (3) months.

13.6 Confidentiality.

(a) Purchaser agrees that all written documentation furnished to Purchaser by Seller concerning the Premises, including, without limitation, the Space Leases, Service Contracts and rent roll (all of the aforementioned information is collectively referred to as “Evaluation Material”) shall be treated confidentially as hereinafter provided.

(b) All Evaluation Material shall not be used or duplicated by Purchaser in any way detrimental to Seller, or for any purpose other than evaluating a possible purchase of the Premises by Purchaser. Purchaser agrees to keep all Evaluation Material (other than information which is a matter of public record or is provided in other sources readily available to the public other than as a result of disclosure thereof by Purchaser or Related Parties) strictly confidential; provided, however, that the Evaluation Material may be disclosed to the directors, officers, employees and partners of Purchaser, and to Purchaser’s lender, attorneys, prospective investors and their representatives, and Purchaser’s accounting firm (all of whom are collectively referred to as “Related Parties”) who need to know such information for the purpose of evaluating a possible purchase of the Premises. The Related Parties shall be informed of the confidential nature of the Evaluation Material and shall be directed in writing to keep all such information in the strictest confidence and use such information only for the purpose of evaluating a possible purchase by Purchaser. Purchaser will promptly, upon request of Seller following the termination of this Contract, deliver to Seller all Evaluation Material furnished by Seller, whether furnished before or after the date hereof, without retaining copies thereof. Purchaser will direct Related Parties to whom Evaluation Material is made available not to make similar disclosures and any such disclosure shall be deemed made by and be the responsibility of Purchaser.

(c) Prior to the Closing, Purchaser shall keep strictly confidential and shall cause the Related Parties to keep strictly confidential the provisions of this Contract and the transactions contemplated thereunder. After the Closing Purchaser shall not make any public disclosures and shall cause the Related Parties not to make any public disclosures mentioning Seller or regarding the provisions of this Contract (other than the Purchase Price) without the prior written consent of Seller.

(d) The provisions of this Section 13.6 shall survive the Closing or termination of this Contract.

13.7 Survival and Merger. The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every agreement and obligation on the part of the Seller to be performed pursuant to the provisions of this Contract, except those which are herein specifically stated to survive the Closing, and Seller shall have no further liability with respect to any such agreement or obligation of Seller.

13.8 Recording. Purchaser shall not record this Contract or any memorandum thereof and any such recording shall be null and void and shall constitute a default hereunder.

13.9 Successors and Assigns. This Contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns, if any, but nothing contained herein shall be deemed a waiver of the provisions of Section 13.2 hereof.

13.10 Entire Agreement. This Contract and the Schedules and Exhibits annexed hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and all understandings and agreements heretofore or simultaneously had between the parties hereto are merged in and are contained in this Contract and said Schedules and Exhibits.

13.11 Waiver and Modifications. The provisions of this Contract may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by the party against which any waiver, change, modification or discharge is sought.

13.12 Captions and Titles. The captions or section titles contained in this Contract and the Index, if any, are for convenience and reference only and shall not be deemed a part of the text of this Contract.

13.13 Construction. The terms “hereof,” “herein,” and “hereunder,” and words of similar import, shall be construed to refer to this Contract as a whole, and not to any particular article or provision, unless expressly so stated. All words or terms used in this Contract, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

13.14 Non-Business Days. If a party is required to perform an act or give a notice on a date that is a Saturday, Sunday or national holiday, the date such performance or notice is due shall be deemed to be the next Business Day.

13.15 Governing Law and Jurisdiction. This Contract is to be governed and construed in accordance with the laws of the State of North Carolina. Purchaser and Seller hereby submit to the jurisdiction of the State and United States District courts located within North Carolina in respect of any suit or other proceeding brought in connection with or arising out of this Contract. The provisions of this subsection shall survive the Closing or earlier termination of this Contract.

13.16 Counterparts. This Contract may be executed in two or more counterparts and each of such counterparts, for all purposes, shall be deemed to be an original but all of such counterparts together shall constitute but one and the same instrument, binding upon all parties hereto, notwithstanding that all of such parties may not have executed the same counterpart.

13.17 No Third Party Benefits. This Contract is made for the sole benefit of Seller and Purchaser and their respective successors and assigns (subject to Section 13.2 above) and no other person shall have any right, remedy or legal interest of any kind by reason of this Contract.

13.18 Submission not an Offer. The submission of this Contract to any party by Seller shall not be construed as an offer, nor shall Purchaser have any rights with respect thereto, unless and until Seller shall execute a copy of this Contract and deliver the same to Purchaser.

13.19 Severability. If any provision of this Contract is determined by a court of competent jurisdiction to be invalid or unenforceable, such determination will not effect the remaining provisions of this Contract, all of which will remain in full force and effect.

13.20 Insurance. Purchaser acknowledges that Seller’s insurance policies will not be transferred to Purchaser and that such insurance policies will in no way inure to the benefit of Purchaser.

13.21 Proposed Tax Free Exchange. Purchaser acknowledges that Seller may desire to exchange its interest in the Premises for one or more real properties of like-kind acceptable to Seller in a transaction that would qualify under Section 1031 of the Internal Revenue Code for non-recognition treatment (the “Exchange”). Such Exchange may take the form of a “forward exchange” or a “reverse exchange,” as such “reverse exchange” is permitted pursuant to Internal Revenue Service Revenue Procedure 2000-37. At the Seller’s request, Purchaser shall execute such documents and take such other action as may reasonably be requested for the purpose of the Exchange. Such cooperation by Purchaser shall not entail any additional expense (other than de minimus) or liability to Purchaser beyond its existing obligations under this Contract and Purchaser will not be required to take title to or contract for the purchase of any other property. Seller agrees to indemnify and hold Purchaser harmless from and against any claims, damages, liabilities, costs and expenses (including reasonable attorney’s fees and costs) arising from Purchaser’s performance under this Section 13.20. The provisions of this Section 13.20 shall survive the Closing.

13.22 SNDAs. Seller agrees to deliver subordination, nondisturbance and attornment agreements (“SNDAs”) to all Space Tenants; provided, however, Purchaser shall complete and negotiate all SNDAs and receipt of SNDAs shall not be a condition precedent to Purchaser’s obligation to purchase the Premises nor give rise to any liability of Seller to Purchaser or otherwise.

13.23 Association Estoppel. Seller agrees to use commercially reasonable efforts to obtain a written statement (the “Association Estoppel”) from the Park Standards Committee (the “Committee”) in connection with the Declaration of Protective Covenants and Easements for University Research Park dated December 29, 1987 which states (a) whether or not, to the knowledge of the Committee, Seller is in default and (b) the dates to which installments of assessments have been paid by Seller. Purchaser agrees to (i) pay all costs and expenses incurred by Seller in obtaining such Association Estoppel (other than Seller’s de minimus costs) and (ii) prepare and deliver to Seller the estoppel form in conformance with the provisions of this Section 13.23 for the Committee’s review. Notwithstanding the foregoing, Seller’s failure to obtain the Association Estoppel shall not be a condition to Purchaser’s obligation to complete the Closing nor give rise to any liability or obligation on the part of Seller to Purchaser or otherwise.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have duly executed this Contract the day and year first above written.

I.D. No:      G&I III RESOURCE SQUARE LLC, a Delaware

limited liability company

By: G&I III INVESTMENT RESOURCE SQUARE LLC, a Delaware limited liability company, its managing member

By:	/s/ David Luski Name: David Luski Title:	Vice President

[PURCHASER SIGNATURE PAGE TO FOLLOW]

I.D. No.: _____________	TRIPLE NET PROPERTIES, LLC
By: /s/ Andrea R. Biller

Name: Andrea R. Biller Title: General Counsel

[ESCROWEE SIGNATURE PAGE TO FOLLOW]

As to Section 4:
CHICAGO TITLE INSURANCE COMPANY, Escrowee

By: /s/ Johanna E. Blakely
Name: Johanna E. Blakely
Title: Counsel